UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2019

RELMADA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184881	45-5401931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

880 Third Avenue, 12th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 547-9591

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01   Entry into a Material Definitive Agreement.

On June 14, 2019 and June 20, 2019, the Company completed closings (the “Closings”) of its private placement of securities (the “Offering”) pursuant to a Unit Purchase Agreement, dated as of June 14, 2019 and June 20, 2019 (the “Purchase Agreements”) and Subscription Agreement, dated as of June 14, 2019 and June 20, 2019 (the “Subscription Agreements), with certain accredited investors named therein (the “Investors”).   Pursuant to the Purchase Agreements, Investors at the Closings agreed to purchase (i) an aggregate of 5,335,148 shares (the “Shares”) of common stock at $1.50 per share and (ii) five-year warrants to purchase an aggregate of 2,667,567 shares of common stock at an exercise price of $2.25 per share (the “Warrants”). The Company received approximately $8.0 million in gross proceeds from the sale of securities under the Purchase Agreements at the Closings.

As required by the  Purchase Agreements, at the Closings, the Investors also became parties to a Registration Rights Agreement dated as of June 14, 2019 and June 20, 2019 pursuant to which the Company will be required to register with the United States Securities and Exchange Commission such Shares and the shares of Common Stock underlying the Warrants (the “Warrant Shares”).  If the registration statement is not filed or declared effective within the timeframe set forth in the Registration Rights Agreements, the Company is obligated to pay the investors an amount equal to 1% of the total purchase price of the securities per month (up to a maximum of 6% in the aggregate) until such failure is cured.

Alexander Capital, LP (“Alexander Capital”) and Brookline Capital Markets, a Division of Arcadia Securities, LLC (“Brookline”), each a FINRA registered broker dealer, acted as co-placement placement agents with respect to the Offering. In connection with the Closings, Alexander Capital and Brookline received a cash fee of $506,022 and $150,200, respectively, and warrants to purchase 306,678 shares and 100,131 shares of common stock, respectively, at an exercise price of $1.65 per share and $2.25 per share respectively. Included in the $506,022 cash fee to Alexander Capital, was a non-accountable 1% expense allowance of $46,002.

General Information

The foregoing is not a complete summary of the terms of the transactions contemplated by the Purchase Agreements and reference is made to the complete text of the Form of Purchase Agreement, Form of Subscription Agreement,  Form of Registration Rights Agreement, and Form of Warrant which are filed as exhibits 10.2, 10.3, 10.4 and 4.1, respectively, to the Company’s Form 10-Q for the quarterly period ended March 31, 2019, filed with the Securities and Exchange Commission on May 15, 2019.

The securities offered have not been registered for primary sale by the Company under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 3.02   Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference in response to this Item 3.02.

The Shares and Warrants described were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.  In connection with the sale of these securities, the Company relied on each investor’s written representations that it was an “accredited investor” as defined in Rule 501(a) of Regulation D.  In addition, neither the Company nor anyone acting on its behalf has offered or sold these securities by any form of general solicitation or general advertising.

Item 8.01   Other Events.

The Company has applied to have its common stock listed on the Nasdaq Capital Market exchange. Pursuant to Nasdaq Listing Rule 5550(b), the minimum stockholders’ equity requirement is $5 million. As a result of the completion of the Offerings described in Item 1.01 above, the Company’s stockholders’ equity is above $6 million and meets this Nasdaq requirement.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.
4.1	Form of 2019 Warrant (incorporated by reference to Exhibit 4.1 of Relmada’s Form 10-Q filed with the SEC on May 15, 2019).
10.1	Form of Unit Purchase Agreement among Relmada Therapeutics, Inc. and certain accredited investors (incorporated by reference to Exhibit 10.2 of Relmada’s Form 10-Q filed with the SEC on May 15, 2019).
10.2	Form of Subscription Agreement among Relmada Therapeutics, Inc. and certain accredited investors (incorporated by reference to Exhibit 10.3 of Relmada’s Form 10-Q filed with the SEC on May 15, 2019).
10.3	Form of Registration Rights Agreement among Relmada Therapeutics, Inc. and certain accredited investors (incorporated by reference to Exhibit 10.4 of Relmada’s Form 10-Q filed with the SEC on May 15, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2019	RELMADA THERAPEUTICS, INC.

	By:	/s/ Sergio Traversa
	Name:	Sergio Traversa
	Title:	Chief Executive Officer

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